AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2018

Registration No. 333-216281

Registration No. 333-209615

Registration No. 333-202212

Registration No. 333-186790

Registration No. 333-179609

Registration No. 333-166790

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-216281

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-209615

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-202212

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-186790

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-179609

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-166790

UNDER

THE SECURITIES ACT OF 1933

FINANCIAL ENGINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3250323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 Enterprise Way, 3rd Floor

Sunnyvale, CA 94089

(408) 498-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

FINANCIAL ENGINES, INC. AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

FINANCIAL ENGINES, INC. 2009 STOCK INCENTIVE PLAN

NON-PLAN INDUCEMENT GRANTS

(Full titles of the plans)

Lawrence M. Raffone

Chief Executive Officer

Financial Engines, Inc.

1050 Enterprise Way, 3rd Floor

Sunnyvale, CA 94089

(408) 498-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Atif Azher

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Telephone: (650) 251-5033

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Financial Engines, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-216281), filed with the SEC on February 27, 2017, registering 9,500,000 shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”), pursuant to the Financial Engines, Inc. Amended and Restated 2009 Stock Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-209615), filed with the SEC on February 19, 2016, registering 414,000 shares of Common Stock issuable upon the exercise of stock options or restricted stock units issued as inducement grants to one of the Registrant’s employees, as amended by Post-Effective Amendment No. 1, filed with the SEC on March 24, 2016;

•	Registration Statement on Form S-8 (File No. 333-202212), filed with the SEC on February 20, 2015, registering 2,000,000 shares of Common Stock pursuant to the Financial Engines, Inc. Amended and Restated 2009 Stock Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-186790), filed with the SEC on February 22, 2013, registering 1,500,000 shares of Common Stock pursuant to the Financial Engines, Inc. Amended and Restated 2009 Stock Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-179609), filed with the SEC on February 22, 2012, registering 1,831,354 shares of Common Stock pursuant to the Financial Engines, Inc. Amended and Restated 2009 Stock Incentive Plan; and

•	Registration Statement on Form S-8 (File No. 333-166790), filed with the SEC on May 13, 2010, registering 3,121,893 shares of Common Stock pursuant to the Financial Engines, Inc. 2009 Stock Incentive Plan.

On July 19, 2018, pursuant to an Agreement and Plan of Merger, dated as of April 29, 2018 (the “Merger Agreement”), by and among the Registrant, Edelman Financial L.P., a Delaware limited partnership (“Parent”), and Flashdance Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $45.00 in cash, without interest and subject to required withholding taxes.

In connection with the Merger, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 19, 2018.

FINANCIAL ENGINES, INC.

By:	/s/ Lewis E. Antone, Jr.
Name: Lewis E. Antone, Jr.
Title: Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.